Exhibit 9.E.
[Date]

                                                      Mailed to Client:
                                                      Effective Date:

(NAME AND ADDRESS OF CLIENT)

Attention:  (PERSON TO WHOM SENT)

     Re:  Administrative Services Agreement

Gentlemen:

     Columbia Management Co. ("CMC") is registered as an investment adviser under the Investment Advisers Act of 1940. CMC serves as investment adviser to CMC Fund Trust ("Trust").

     Trust is an open-end management company registered under the Investment Company Act of 1940 ("the Investment Company Act"). Trust has registered its shares under the Securities Act of 1933 ("Securities Act") and currently offers shares of four separate series ("Funds"), each with its own investment objectives and strategies. CMC Short Term Bond Fund ("Bond Fund") is a separate series of Trust offering to clients of CMC the opportunity to pool resources in purchasing fixed income securities instead of purchasing such securities on an individual basis. Pursuant to this Administrative Services Agreement, CMC intends to provide to shareholders of the Bond Fund the individualized services described below (the "Services").

     (NAME OF CLIENT) desires to utilize CMC's Services in connection with its investment in the Fund. CMC is willing to provide its Services.

     Therefore, CMC and (NAME OF CLIENT) agree as follows:

1. SERVICES PROVIDED BY THE COMPANY. CMC will provide the following Services to you: A representative of CMC will meet with you as reasonably requested (no more frequently than quarterly) to review (i) the performance of the Fund, (ii) its portfolio composition, (iii) the performance of your investment during the reported period, (iv) market conditions and economic indicators, and (v) other information and reports and analyses concerning the investment performance of the Bond Fund and the overall investment environment as you shall reasonably request.

2. AVAILABILITY OF TRUST SHARES. When you have determined that shares of the Bond Fund are suitable for acquisition, CMC shall arrange for the sale of Bond Fund shares to you on the terms and subject to the conditions and restrictions set forth in the Trust's prospectus effective at the time of purchase.

3. REPORTS. As a shareholder of Trust, you will receive semi-annual reports showing the Bond Fund's financial condition, investment portfolio and investment performance as of the end of the period. The annual financial statements will be audited by independent public accountants.

4. FEES TO CMC. For the services provided by CMC, you agree to pay to CMC, a fee at the annual rate set forth in Exhibit A hereto, payable, in arrears, computed upon the average assets you have invested in shares of the Bond Fund. Average Assets" shall be determined by computing the average of the value of your assets invested in the Fund on the last business day of each of the three months comprising the calendar quarter and on the last business day of the preceding calendar quarter.

     In the event of a redemption during a calendar quarter of Bond Fund shares representing substantially all of your assets, the quarterly fee, pro-rated to the date of redemption, shall become payable immediately to CMC. When determining the pro-rated fee, "Average assets" shall be determined by computing the average of the value of your assets invested in the Bond Fund on the last business day of the preceding calendar quarter, and on the business day immediately prior to the redemption date; and the fee rate shall be determined by multiplying the quarterly fee rate times the ratio of the number of days in the quarter prior to the redemption to the number of days in the quarter.

     You hereby appoint CMC as your agent and irrevocably authorize CMC to redeem at the then current net asset value a sufficient number of shares of the Bond Fund and to retain the proceeds of such redemption to pay fees owed to CMC if you have not paid such fees when due and payable; provided, however, that CMC shall give you three days' written notice of its intention to do so.

5. ASSIGNMENT. No assignment of this Agreement shall be made by either party hereto, and CMC shall not make an "assignment" of this Agreement as that term is defined in Section 202(a)(1) of the Investment Advisers Act of 1940, without the written consent of the other party, and this Agreement shall terminate automatically in the event that it is assigned.

6. EFFECTIVE DATE AND DURATION OF AGREEMENT. This Agreement shall become effective on the date set forth on page 1, and shall continue in effect until terminated by either party as provided in Section 7, below; provided, however, that CMC shall have no obligation to make shares of the Bond Fund available to you during any period in which the Trust's registration statement under the Securities Act or applicable state securities registration laws is not effective.

7. TERMINATION AND AGREEMENTS UNDER TERMINATION. This Agreement may be terminated by either party under the following circumstances and in the following manner:

     A. You may terminate this Agreement at any time without penalty upon written notice to CMC. In addition, Section 22(e) of the Investment Company Act prohibits the Trust from suspending the right of redemption of its shares except under specified circumstances; accordingly, a complete or substantially complete redemption of shares of Trust held by you shall be treated as and result in your immediate termination of the Agreement.

     B. CMC may terminate this Agreement at any time without penalty upon 30 days' written notice to you.

     C. Upon either party's termination of this Agreement, pursuant to Section 7A. or B. above, you agree to redeem within 30 days all shares of Trust which you hold; and in the event you fail to do so, you hereby irrevocably appoint CMC as your agent and authorize CMC to effect such redemption and transmit the proceeds, less any fees which you then owe to CMC.

8. AMENDMENT. This Agreement may be amended at any time by written agreement between you and CMC.

9. DELIVERY OF DOCUMENTS. You hereby acknowledge receipt of the current prospectus of the Bond Fund.

10. APPLICABLE LAW. To the extent of state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Oregon.

                                   COLUMBIA MANAGEMENT CO.


                                   -----------------------------
                                   By:    George L. Hanseth
                                   Title: Vice President
Accepted:


[Company]


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By:
Title: